Exhibit 23b

The Board of Directors

PainCare, Inc.

We consent to the use of our report, dated March 8, 2004, in the Registration Statement on Form S-3 dated April, 2004 and to the reference to our firm under the heading “Experts” therein.

TSCHOPP, WHITCOMB & ORR, P.A.

(formerly known as Parks, Tschopp, Whitcomb & Orr, P.A.)

Maitland, Florida

April 29, 2004